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                                                                   EX99.B-(2)(L)
[Dechert LLP Letterhead]

March 24, 2005

ING Global Equity Dividend and Premium
Opportunity Fund
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258

Ladies and Gentlemen:

We have acted as counsel to ING Global Equity Dividend and Premium Opportunity Fund, a Delaware statutory trust (the "Fund"), in connection with the public offering of common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of the Fund pursuant to the Registration Statement on Form N-2 (1933 Act file no. 333-114333 and 1940 Act file no. 811-21553), and all amendments thereto (the "Registration Statement").

In rendering this opinion, we have examined such matters of fact and questions of law as we have considered appropriate in connection with the opinions hereinafter set forth, including without limitation the Declaration of Trust of the Fund made on April 1, 2004, as amended and restated in its entirety as of the date hereof (the "Declaration of Trust"). We have assumed the genuineness of all signatures examined by us, the authenticity of all documents examined by us as originals, the conformity to authentic original documents of all documents examined by us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to certain matters of fact, we have relied upon representations made by the Fund and upon representations, both oral and written, of officers and other representatives or agents of the Fund and statements of public officials, without independent verification of the accuracy of such representations or statements.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     (i) The Fund has been duly formed and is validly existing in good standing as a statutory trust under the laws of the State of Delaware.

     (ii) The Common Shares have been duly authorized and, when issued and sold in the manner contemplated by the Registration Statement, will be legally issued, and, subject to the qualifications set forth herein, fully paid and non-assessable by the Fund. We note that the holders of Common Shares may be assessed as set forth in Section 4.8 of the Declaration of Trust. We also note that the holders of Common Shares may be obligated to pay a withdrawal charge or sales charge pursuant to Section 6.2 of the Declaration of Trust.

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We do not express any opinion as to matters governed by any laws other than the laws of the State of Delaware, and we are relying upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to the Fund dated of even date herewith.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to the reference of our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

Dechert LLP